                          HEALTHSOURCE, INC.

                   1992 DIRECTOR STOCK OPTION PLAN

 1.     PURPOSE

        The purpose of the Healthsource, Inc. 1992 Director Stock Option Plan (the "Plan") is to promote the interests of Healthsource, Inc. (the "Company") and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

2.      DEFINITIONS

        Unless otherwise required by the context:

        - "Board" shall mean the Board of Directors of the Company.

        - "Committee" shall mean the Compensation Committee, which is appointed by the Board, and which shall be composed of three members of the Board.

        - "Company" shall mean Healthsource, Inc., a New Hampshire corporation.

        - "Code" shall mean the Internal Revenue Code of 1986, as amended.

        - "Director" shall mean any person serving as a Director of the Company.

        - "Fair Market Value" shall mean: (i) if the Stock is listed on a national securities exchange or the NASDAQ National Market System, or any other national exchange system, then the value per share shall be not less than the closing price on the date of determination of fair market value, or if there were no sales on said date, then the value shall be not less than the closing price on the date next preceding the date of determination of fair market value on which there were sales; (ii) if the stock is traded over-the-counter and not listed on a national securities exchange, then the value per share shall be not less than the mean between the bid and asked price on the date of determination of fair market value or, if there is no bid and asked price on said date, then on the next prior business day on which there was a bid and asked price; (iii) if the Stock is not regularly traded over-the-counter or otherwise, then the value shall be as set by the Board based upon reasonable methods of valuation which the Board in its sole discretion shall employ based upon advice of counsel and experts as the Board shall retain to assist in its determination, but in no event shall the Fair
Market Value be less than the book value of the Stock if the Stock is not traded over-the-counter or otherwise.

        -- "Plan" shall mean this Healthsource, Inc. 1992 Director Stock Option Plan.

        -- "Stock" shall mean the common stock of the Company, par value $.10 per share.

        -- "Subsidiary" shall mean any corporation in which the Company has an ownership interest.

3.      STOCK SUBJECT TO THE PLAN

        The shares of Stock issued pursuant to Options shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the Stock subject to, but not delivered under, such Option may become available for the grant of other
Options under the Plan.

4.      ADMINISTRATION OF THE PLAN

        The plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable. All determinations by the Committee shall be final and binding upon the Company and holders of Options.

5.      PARTICIPATION IN THE PLAN

        Each member of the Company's Board of Directors (a "Director") who is not otherwise an employee of the Company or any Subsidiary of the Company (an "Eligible Director") shall be eligible to participate in the Plan.

6.      NON-STATUTORY STOCK OPTIONS

        All Options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Code.

7.      OPTION TERMS

        Each Option granted to an Eligible Director under the Plan and the issuance of Stock thereunder shall be subject to the following terms:

        7.1 Each Option granted under the Plan shall be evidenced by an Option instrument duly executed on behalf of the Company by an officer or officers delegated such authority by the Committee using either manual or facsimile signature. Each Option shall comply with and be subject to the terms and conditions of the Plan. Any Option may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

        7.2 An Option to purchase two thousand five hundred (2,500) shares of Stock (as adjusted pursuant to Section 8) shall be granted automatically in each year of the next five (5) years, immediately following the Annual Meeting of Shareholders of the Company ("Annual Meeting") to each Director who is an Eligible Director at such time; such grants to begin with the 1992 Annual Meeting and to end with and including the 1996 Annual Meeting (each, an "Annual Grant").

        7.3 The option exercise price per share for an Annual Grant shall be one hundred ten percent (110%) of the Fair Market Value of the Stock at the time the Option is granted, but in no event less than the par value of the Stock.

        7.4 Options shall vest and become exercisable and nonforfeitable when, and only if, the optionee continues to serve as a Director until the Annual Meeting following the year in which the option was granted.

        7.5 Any vested and exercisable Option is exercisable in whole or in part at any time or from time to time during the Option period by giving written notice, signed by the person exercising the Option, to the Company stating the number of shares of Stock with respect to which the Option is being exercised, accompanied by payment in full of the Option exercise price for the number of shares of Stock to be purchased. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the Option as to such number of shares of Stock. No option may at any time be exercised with respect to a fractional share.

        7.6 Payment of the Option exercise price may be in cash or by bank-certified, cashier's, or personal check.

        7.7 Each Option shall expire five (5) years from its date of grant, but shall be subject to earlier termination as follows:

        (a) In the event of the termination of an optionee's service as a Director, other than by reason of retirement, total and permanent disability, or death, the then-outstanding Options of such optionee shall automatically expire thirty (30) days after the effective date of such termination and the then outstanding Options that have vested pursuant to section 7.4 shall be exercisable during such thirty (30) day period.

        (b) In the event of the termination of an optionee's service as a Director by reason of retirement or total and permanent disability, the then-outstanding Options of such optionee that have vested pursuant to
        SECTION 7.4 shall become immediately exercisable and each such Option shall expire on the stated grant expiration date.

        (c) In the event of the death of an optionee while the optionee is a Director, the then-outstanding Options of such optionee that have vested pursuant to SECTION 7.4 shall become exercisable, to the full extent of the number of shares of Stock remaining covered by such Options, regardless of whether such Options were previously exercisable, and each such Option shall expire on the stated grant expiration date. Exercise of a deceased optionee's Options that are still exercisable shall be by the estate of such optionee or by a person or persons whom the optionee has designated in writing filed with the Company, of, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

        7.8 The right of any optionee to exercise an Option granted under the Plan shall, during the lifetime of such optionee, be exercisable only by such optionee and shall not be assignable or transferable by such optionee other than by will or the laws of descent and distribution.

        7.9 Neither the recipient of an Option under the Plan, nor an optionee's successor or successors in interest shall have any rights as a stockholder of the Company with respect to any shares subject to an Option granted to such person until the date of issuance of a stock certificate for such shares.

        7.10 Neither the Plan, nor the granting of an Option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

8.      EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

        The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option and the price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subject to the effective date of the Plan resulting from: (i) a subdivision or consolidation of shares or any other capital adjustment;
(ii) the payment of a stock dividend; or, (iii) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, all Options outstanding under the Plan shall terminate; provided, however, that each optionee (and each other person entitled under SECTION 7 to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise such Options in whole or in part, but only to the extent that such Options are otherwise exercisable under the terms of the Plan.

9.      EXPENSES OF THE PLAN
        All costs and expenses of the adoption and administration of the Plan shall be borne by the Company, and none of such expenses shall be charged to any optionee.

10.     AGREEMENT AND REPRESENTATION OF DIRECTOR

        As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such Stock, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any government agency. Inability of the Company to obtain from any regulatory body or authority the approvals deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares of Stock shall relieve the Company of any liability in respect of the non-issuance or sale of such shares of Stock unless and until said approvals are obtained.

11.     EFFECTIVE DATE AND DURATION OF THE PLAN

        The Plan shall be effective immediately following approval by the Company's stockholders.

12.     TERMINATION AND AMENDMENT OF THE PLAN

        The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion, provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, no amendment shall be made more than once every six months that would change the amount, price or timing of the Initial and Annual Grants, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under Rule 16b-3, no amendment that would:

        (a) materially increase the number of shares of Stock that may be issued under the Plan,

        (b) materially modify the requirements as to eligibility for participation in the Plan, or

        (c) otherwise materially increase the benefits accruing to participants under the Plan shall be made without the approval of the Company's stockholders.

13.     RESERVATION OF SHARES OF STOCK

        The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan.

14.     APPROVAL BY SHAREHOLDERS

        The Plan shall be submitted for approval or ratification by the shareholders of the Company at the 1992 Annual Meeting.